To our Shareholders:

In these difficult times it is important to keep you informed about your Company, so it is our intention to provide you with more straightforward and comprehensive updates.

From an investor perspective, we are very much aware that our financial performance in 2009 was unacceptable. As mentioned before, none of us could have predicted the severity and duration of the recession and its impact on our customers, our Company, and the banking industry in general. In response to this difficult environment, your Board of Directors recently made a decisive change to the Executive Management Team and has implemented proactive and comprehensive measures that will refocus the Company on increasing profitability, replenishing capital and improving asset quality.

The primary factor resulting in our poor 2009 financial results was the credit quality of our loan portfolio, and commercial real estate construction and land development loans in particular. The recession severely impacted the cash flows from many of these projects, straining our borrowers’ ability to repay their loans as originally agreed, and reducing the market values of the underlying properties. As a result, nonperforming loans for which borrowers are no longer paying interest, loan write-offs, and related credit expenses all increased significantly at the end of 2008 and throughout 2009. There’s more to the story, however, and in the spirit of direct and honest communication we’d like to point out that another contributing factor to the diminished credit quality of our loan portfolio was our own lapse in credit discipline. Please be assured that steps have already been undertaken to reduce these types of loan concentrations and to update and improve loan administration policies to address weaknesses in this area.

The loan losses mentioned above impacted our capital. Capital is the lifeblood of every financial institution including ours and is essential to support profitable lending activities and overall growth. Although our capital ratios continue to qualify us as a “well-capitalized” institution, one of our main focus areas will continue to be the preservation and growth of capital. To support that objective, there were a number of strategies which we implemented in 2009. First and foremost was a reduction of operating expenses including cuts in discretionary expenditures and a freeze in officers’ salaries. We also expanded our Small Business Administration (SBA) loan production capabilities which, as a result of government guarantees, have minimal risk in addition to being saleable in the secondary market offering opportunities to generate premium income.

Finally, in 2009 we accepted $12 million in funds under the U.S. Treasury’s Capital Purchase Plan as part of what is commonly referred to as “TARP” to supplement bank capital in anticipation of the challenges the recession would have on the quality of our loan portfolio. With this capital, we were able to aggressively re-value and write-down non-performing assets while retaining our designation of a “well-capitalized” institution. By dealing with these non-performing loan issues in 2009 and barring other unforeseen circumstances, we expect to see significantly improved financial results in 2010.

We made other tough capital-preservation decisions in 2009 as well. One of those difficult decisions was to reduce services to two communities, Westwood and Loyalton. To reduce costs we replaced full-service branches with ATM and courier services. To further serve our valued customers in those geographies we donated computers to their community centers and trained customers in the use of on-line banking. In this process we have increased efficiencies and regained a more profitable position in these communities.

We also carried forward the 2008 suspension of the semi-annual dividend to our common shareholders and will continue with this policy for the near term. We took this decision very seriously knowing the impact it would have on our shareholders as many of you rely on the consistent payment of dividends on your investment in our common stock. Please know that creating long-term shareholder value remains a critical element of our corporate mission, and we continue to take value-generating actions to reposition the Company in the post-recessionary environment for you, our shareholders.

For the current year, we have put into place an aggressive cost reduction program that is expected to reduce operating expenses for 2010 by at least $1 million. Elements of this program include:

• Further consolidation of operational functions in order to reduce expenses

• A freeze on all employee salaries increases

• Elimination of all year-end bonuses

• Implementation of a 10% salary reduction for executive officers

• Implementation of a 10% reduction in board fees

• Reductions in staffing levels

In addition to these cost cutting measures, we are further reducing non-performing asset balances and revising loan administration policies to ensure asset quality and loan portfolio diversity. Finally, we are exploring the availability and cost of obtaining additional capital through a variety of outside sources.

Before closing, we’d like to comment on the ‘silver lining’ presented by the challenges of the last couple of years. Although our performance has been adversely impacted by market and economic conditions, those same conditions have created exciting opportunities for businesses that are prepared to take action.  As your Board of Directors and Executive Team, we are fully committed to reversing the Company’s declining trends so that we are better positioned to take advantage of the tremendous growth opportunities that this environment has generated.  Positioning ourselves for profitability and growth will require vigilance and commitment on the part of the board, management, and employees. We will continue to do everything necessary to preserve the viability of our enterprise and restore it to the former valuation levels and growth potential that it once enjoyed.

At this time we would like to acknowledge the nineteen years of service provided to this Company by former President, Douglas Biddle. We wish him well in his future endeavors.

In closing, please know that the Board of Directors, management team, and all employees of Plumas Bancorp are absolutely dedicated to addressing the issues we face as quickly as possible to return our Company to a position of strength.

Sincerely,

/s/ Andrew J. Ryback Andrew J. Ryback Interim President and CEO	/s/ Daniel E. West Daniel E. West Chairman of the Board